Exhibit 99

For Release February 2, 2011	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FOURTH QUARTER AND YEAR END 2010 RESULTS
Burlington, MA — February 2, 2011 — MicroFinancial Incorporated (Nasdaq:MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the fourth quarter and the year ended December 31, 2010.
2010 Full Year Highlights Include:
•	Increased net income by 28.3% to a total net income of $5.3 million as compared to $4.1 million in 2009;

•	Increased revenues on financed leases by 16.9% to $34.4 million and increased total revenues 10.3% to $50.9 million as compared to 2009;

•	Increased total cash received from customers by 23.5% or $17.9 million as compared to 2009 bringing our total cash received to $93.9 million representing $6.49 per diluted share;

•	Increased total assets by 13.0% from $127.1 million in 2009 to $143.6 million;

•	Increased our revolving credit facility to $100 million under more favorable terms; and

•	Paid cash dividends of $2.8 million or $0.20 per share.
Fourth Quarter 2010 Results:
Net income for the fourth quarter of 2010 was $1.5 million or $0.11 per diluted share based upon 14,494,654 shares, compared to net income of $1.3 million, or $0.09 per diluted share based upon 14,320,617 shares for the same period last year.
Revenue in the fourth quarter of 2010 was $13.1 million compared to $12.2 million in the fourth quarter of 2009 due primarily to the increase in leasing revenues associated with our new lease originations. Revenue from leases was $9.0 million, up $1.1 million from the same period last year and rental income was $2.0 million, down $0.1 million from the quarter ended December 31, 2009. Other revenue components contributed $2.1 million for the current quarter, down $0.1 million from the same period last year.
Total operating expenses for the current quarter increased 2.1% to $10.6 million from $10.4 million in the fourth quarter of 2009. Included in the fourth quarter increase of operating expenses was an increase of $0.7 million in selling, general and administrative expenses. These increases were primarily due to increases in personnel related expenses. The provision for credit losses decreased by $0.5 million as compared to the same period last year bringing the quarterly provision to $5.7 million. This decrease was due primarily to lower delinquency levels and lower charge off levels. Fourth quarter net charge-offs decreased to $5.5 million from $6.2 million in the comparable period of 2009. Interest expense decreased to $0.7 million for the quarter due to higher average outstanding debt balances being offset by lower interest costs on our revolving line of credit.
Cash received from customers in the fourth quarter increased 20.6% to $24.8 million compared to $20.6 million during the same period in 2009. New originations increased to $19.8 million during the fourth quarter 2010, compared to $19.5 million in the fourth quarter 2009.
Full Year 2010 Results:
For the year ended December 31, 2010, net income was $5.3 million versus net income of $4.1 million for the prior year. Net income per diluted share for the year was $0.37 based on 14,466,266 shares versus $0.29 based on 14,261,644 shares for 2009.
Revenues for the year ended December 31, 2010 increased 10.3% to $50.9 million compared to $46.2 million during 2009. Revenue from leases was $34.4 million, up $5.0 million from the previous year and rental income was $7.8 million, down $0.8 million from 2009. Other revenue components contributed $8.8 million, up $0.6 million from the previous year. New contract originations for the year ended December 31, 2010 were $78.2 million versus $76.9 million during 2009.
Total operating expenses for the year ended December 31, 2010 increased 6.4% to $42.3 million versus $39.8 million for 2009. Included in these operating expenses were increases of $0.5 million in selling, general and administrative expenses which increased to $13.8 million primarily related to personnel related costs. In addition, the provision for credit losses increased $1.1 million to $23.1 million compared to the prior year. Net charge-offs increased to $23.9 million as compared to $19.9 million for 2009. Recoveries increased slightly to $4.6 million during 2010 as compared to $4.3 million in 2009. Depreciation and amortization expense increased $0.6 million to $2.2 million due in part to an increase in the number of lease contracts reaching maturity and converting to rentals.
Headcount at December 31, 2010 was 118, up from 111 at the end of 2009. Cash from customers was $93.9 million during 2010 as compared to $76.1 million for the prior year.
Richard Latour, President and Chief Executive Officer said, “We continued to improve the financial performance of the Company in 2010 by successfully executing on several strategic initiatives. The continued focus over the past couple of years on improvements to credit quality, increased marketing initiatives to drive new customer relationships, and stringent cost containment measures played a significant role in the 2010 results. We increased diluted earnings per share in 2010 to $0.37 or 28% over 2009 levels. Cash flow from operations increased to just under $74 million or $5.10 per diluted share, an increase of 27% as compared to the same period in 2009. We were once again able to provide our shareholders with cash dividends of $0.20 per share for the year. We approved slightly over 1,500 new vendors during 2010 and increased originations to $78.2 million in 2010 versus $76.9 million during 2009.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$1,528	$391
Restricted cash	753	834
Net investment in leases:
Receivables due in installments	191,067	175,615
Estimated residual value	21,832	19,014
Initial direct costs	1,490	1,509

Less:
Advance lease payments and deposits	(3,479)	(2,411)
Unearned income	(59,245)	(55,821)
Allowance for credit losses	(13,132)	(13,856)

Net investment in leases	138,533	124,050

Investment in rental contracts, net	461	379
Property and equipment, net	800	699
Other assets	1,530	744

Total assets	$143,605	$127,097

LIABILITIES AND STOCKHOLDERS' EQUITY
	December 31,	December 31,
	2010	2009

Revolving line of credit	$62,650	$51,906
Capital lease obligation	26	93
Accounts payable	2,435	2,011
Dividends payable	5	—
Other liabilities	1,375	1,250
Income taxes payable	—	209
Deferred income taxes	7,627	4,863

Total liabilities	74,118	60,332

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized;
no shares issued at December 31, 2010 and December 31, 2009	—	—
Common stock, $.01 par value; 25,000,000 shares authorized;
14,231,933 and 14,174,326 shares issued at December 31, 2010 and
December 31, 2009, respectively	142	142
Additional paid-in capital	46,475	46,197
Retained earnings	22,870	20,426

Total stockholders’ equity	69,487	66,765
Total liabilities and stockholders’ equity	$143,605	$127,097

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Income on financing leases	$8,977	$7,893	$34,398	$29,415
Rental income	1,978	2,113	7,773	8,584
Income on service contracts	115	150	512	676
Loss and damage waiver fees	1,178	1,084	4,555	4,136
Service fees and other	845	969	3,690	3,340
Interest income	—	—	1	14

Total revenues	13,093	12,209	50,929	46,165

Expenses:
Selling, general and administrative	3,672	2,958	13,839	13,371
Provision for credit losses	5,686	6,156	23,148	22,039
Depreciation and amortization	579	470	2,212	1,628
Interest	711	841	3,150	2,769

Total expenses	10,648	10,425	42,349	39,807

Income before provision for income taxes	2,445	1,784	8,580	6,358
Provision for income taxes	921	470	3,284	2,231

Net income	$1,524	$1,314	$5,296	$4,127

Net income per common share:
Basic	$0.11	$0.09	$0.37	$0.29

Diluted	$0.11	$0.09	$0.37	$0.29

Weighted-average shares:
Basic	14,255,804	14,174,326	14,240,308	14,147,436

Diluted	14,494,654	14,320,617	14,466,266	14,261,644

About The Company
MicroFinancial Inc. (Nasdaq:MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.